Exhibit 10.22

April 23, 2011

Edward Garmey, M.D.

7 Warren Avenue

Boston, MA 02116

Dear Edward,

It is with great pleasure that I offer you employment with Cerulean Pharma Inc. (“Cerulean” or “the Company”). Your initial position will be Senior Vice President, Chief Medical Officer, reporting directly to me. In addition to performing duties and responsibilities associated with the position above, from time-to-time, the Company may assign you other duties and responsibilities consistent with such position. Your effective date of hire as a regular full-time employee will be May 2, 2011.

You shall be paid on a salary basis at an annual rate of $290,000, to be paid in accordance with Cerulean’s standard payroll practices. You will also be eligible for a discretionary performance-based bonus with a target of 25% of your annual salary, subject to criteria as determined by the Compensation Committee of the Board of Directors of the Company.

In addition to eleven (11) Company-paid holidays and up to two (2) personal days, you will receive a total of fifteen (15) days of earned time off for each year of employment which is earned pro rata on a semi-monthly basis.

As an incentive for you to share in the long-term growth of Cerulean, it is our intention to recommend to the Board of Directors that you be granted an incentive stock option to purchase 500,000 shares of Cerulean’s Common Stock at an exercise price equal to the fair market value (as determined by the Board of Directors) on the date of the grant (the “New Hire Option”). The New Hire Option shall vest over a four-year period, with 25% vesting twelve (12) months from your first day of employment with Cerulean, and an additional 2.083% vesting in equal monthly portions on the last day of the month over the following thirty-six (36) months, and shall otherwise be subject to the provisions of Cerulean’s 2007 Stock Incentive Plan. Notwithstanding the foregoing or any provision to the contrary in the applicable option agreement, if a Change in Control Event (as defined on Exhibit A attached hereto) occurs within one year of your first day of employment, rather than vesting as to 25% on the first anniversary of your first day of employment, your New Hire Option will vest as to 25% upon the occurrence of such Change in Control Event and will then vest as to an additional 2.083% at the end of each month thereafter pursuant to the terms of the option agreement.

As a regular full-time employee you are eligible to participate in the benefit plans which Cerulean offers to its employees, including the 401K Retirement Plan with a Company match of up to 4%. Descriptions of the benefit plans currently being offered are available upon request. These plans may, from time-to-time, be amended or terminated with or without prior notice.

Your employment at all times will be at will, meaning that you are not being offered employment for a definite period and that either you or Cerulean may terminate the employment relationship at any time for any reason.

As a condition of your at-will employment, you will be required to sign the attached Non-Disclosure, Non-Competition and Assignment of Intellectual Property Agreement. We understand that you currently are not subject to any agreements which restrict your activities for Cerulean. By accepting this offer below, you represent that you are not subject to any agreements which might restrict your conduct at Cerulean and that you understand that if you become aware at any time during your employment with Cerulean that you are subject to any agreements which might restrict your conduct at Cerulean, you are required to immediately inform the Company of the existence of such agreements or your employment by the Company shall be subject to immediate termination.

In addition, the Immigration Reform and Control Act requires employers to verify employment eligibility and identity of new employees. On your first day of employment, you must provide us with appropriate documents to establish your eligibility to work in the United States (e.g., Social Security card, drivers’ license, or United States passport). We will not be able to employ you if you fail to comply with this requirement.

Cerulean maintains a smoke-free, drug-free workplace policy and supports equal employment opportunities for all of its employees.

This letter, together with the Non-Disclosure, Non-Competition and Assignment of Intellectual Property Agreement (the “IP Agreement”), will constitute the entire agreement as to your employment relationship with the Company and will supersede any prior agreements or understandings between you and the Company, whether in writing or oral, including the Confidentiality Agreement dated February 15, 2011 (the “CDA”); provided that the CDA shall remain in full force and effect with respect Confidential Information disclosed to you by the Company prior to your execution of the IP Agreement.

This offer will expire at 5:00 p.m. on Monday, April 25, 2011. Please indicate your acceptance of this offer and the terms and conditions thereof by signing and returning to the Company this letter and the IP Agreement.

We are looking forward to you joining the Cerulean team. We are confident that you will find a great deal of challenge, satisfaction, and opportunity for personal and professional growth at the Company.

Sincerely,

CERULEAN PHARMA INC.

/s/ Jean M. Silveri
Jean M. Silveri
Senior Vice President, General Counsel

Accepted by:	/s/ Edward Garmey
Edward Garmey

Date: 25 April 2011

EXHIBIT A

Definition of Change in Control Event

Change in Control Event shall mean:

(A)	the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (A), the following acquisitions shall not constitute a Change in Control Event: (1) any acquisition directly from the Company or (2) any acquisition by any corporation pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (C) of this definition; or

(B)	such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the date of this Agreement or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(C)

the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business

Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

(D)	the liquidation or dissolution of the Company.